Exhibit 21.1

SUBSIDIARIES OF RG GLOBAL LIFESTYLES, INC.

1.             Amerikal Nutraceutical Corporation, a California corporation, which also does business under the fictitious business name of Nutrition USA.  This corporation operates as a wholly-owned subsidiary of R.G. Global Lifestyles, Inc.

2.             Aquair, Inc., a California corporation, operates as a wholly-owned subsidiary of R.G. Global Lifestyles, Inc.

3.             On Line Surgery, Inc., a California corporation, operates as a wholly-owned subsidiary of R.G. Global Lifestyles, Inc.